EXHIBIT 10.11(c)

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2022
SECOND AMENDMENT TO
PEOPLES BANCORP INC.
AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN

    WHEREAS, Peoples Bancorp Inc. (the “Company”) maintains the Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (the “Plan”), which was originally effective July 25, 2013 and most recently amended and restated effective July 11, 2019;

WHEREAS, pursuant to Article 11.00 of the Plan, the Committee may, at any time, in its sole discretion, amend the Plan; and

WHEREAS, the Committee desires to amend the Plan as set forth in this Second Amendment.

NOW THEREFORE, effective as of September 1, 2022 (the “Amendment Effective Date”) the Company hereby amends the Plan as follows:

1.Section 2.03 Beneficiary is hereby replaced in its entirety with the following:

“2.03    Beneficiaries: Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan, provided however, that a married Participant that designates someone other than his or her spouse must have his or her spouse’s consent in writing witnessed by a Plan representative or notary public. Such designation shall be made in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, or if no surviving spouse to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.”

2.    Section 7.01 Distribution Upon Termination (Other than Death) is hereby replaced in its entirety with the following:

“7.01    Distributions Upon Termination (Other than Death).

(a) Except as otherwise provided in this Section 7.01, a Participant may elect to have distribution of his or her Plan Benefit paid in up to ten (10) substantially equal annual installments beginning on the January 1 immediately following the Participant’s Termination and on each January 1 thereafter by submitting a valid Distribution Election Form in accordance with Section 7.01(b). If no election is made, the Participant’s Plan Benefit shall be distributed in a single lump sum on the January 1st immediately following the Participant’s Termination.

(b) (i)     Prior to September 1, 2022, an election to receive annual installments under this Section 7.01 must be made on a signed Distribution Election Form that is submitted to the Committee no later than thirty (30) days after the date on which the Participant first becomes eligible to participate in this Plan, with respect to any deferral of Compensation or Discretionary Contribution made or credited for services performed after such election is made. For purposes of the preceding sentence, an Eligible Employee shall be first eligible to participate in this Plan only if the Eligible Employee is not eligible to participate in any other arrangement that, along with this Plan, is treated as a single nonqualified deferred compensation plan under Code §409A and the Treasury Regulations promulgated thereunder.

(ii) Effective on and after September 1, 2022, a Participant may make separate elections that will apply on a “class year” basis. An election under this Section 7.01(b)(ii) for Compensation to be earned, and Discretionary Contributions to be credited, in the year that an Eligible Employee first becomes eligible to participate in this Plan, must be made no later than thirty (30) days after the date on which the Participant first becomes eligible to participate in this Plan and will only apply to any deferral of Compensation or Discretionary Contribution made or credited for services performed after such election is made. For purposes of the preceding sentence, an Eligible Employee shall be first eligible to participate in this Plan only if the Eligible Employee is not eligible to participate in any other arrangement that, along with this Plan, is treated as a single nonqualified deferred compensation plan under Code §409A and the Treasury Regulations promulgated thereunder. An election under this Section 7.01(b)(ii) for Compensation to be earned, and Discretionary Contributions to be credited, for services performed in any subsequent year shall be submitted not later than December 31 of the year before the year in which such services would be performed.

    Any election under this Section 7.01(b)(ii) must be made on a signed Distribution Election Form that is timely submitted to the Committee. If no election is made, benefits will be payable in a single lump sum. The Participant may elect either:

(A) Termination Based Payment: Payment in a lump sum or up to ten (10) annual installments, beginning on the January 1 immediately following the Participant’s Termination and on each January 1 thereafter. Each installment will be calculated by dividing the balance allocated to the Participant’s Account by the number of remaining installments.

(B) Specified Date Payment: Payment in a lump sum or up to five (5) annual installments, beginning on the January 1 of the specified year and on each January 1 thereafter. The specified year shall be at least three (3) years after the year for which the services are performed on which the Compensation will be deferred. Notwithstanding the foregoing, if the Participant’s Termination occurs prior to January of the specified year, payment shall commence over the elected number of years beginning on the January 1 following the date of the Participant’s Termination. Each installment will be calculated by dividing the balance allocated to the Participant’s Account by the number of remaining installments.

(c) Changes to Distribution Elections

(i)    The election described in Section 7.01(b) shall be subject to the terms and conditions specified in this Plan and in the Distribution Election Form and, except as provided in this Section 7.01(c) of this Plan, shall be irrevocable once made.
(ii)    A Participant may elect to change the form of distribution (based on the alternatives described in Section 7.01(b) of this Plan) by submitting a new Distribution Election Form to the Committee; provided, however, that: (A) such change may not take effect until at least twelve (12) months after the date on which such election is made; (B) the payment with respect to which such change is made must be deferred (other than a distribution upon death) for a period of not less than five (5) years from the date such payment would otherwise have been paid (or, in the case of installment payments, from the date the first installment was scheduled to be paid); and (C) such change must be made not less than twelve (12) months before the date the payment is scheduled to be paid (or, in the case of installment payments, from the date the first amount was scheduled to be paid).
(iii)    Once a Participant’s Plan Benefit is or begins to be distributed, no further changes to the distribution of such Plan Benefit shall be permitted. For purposes of this Section 7.01, if the right to any payments would constitute the right to a “series of installment payments” within the meaning of Code §409A, then such payments shall be treated as a single payment within the meaning of Code §409A.

(d) Notwithstanding any provision in the Plan to the contrary, the Committee, in its sole discretion, may require a lump sum distribution of a Participant’s Plan Benefit if: (i) the distribution results in the termination and liquidation of the entirety of the Participant’s interest under this Plan and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code §409A; and (ii) the aggregate distribution under the arrangements is not greater than the maximum annual deferral under Code Section 402(g).

(e) Notwithstanding any provision in this Plan to the contrary, any Plan Benefit payable to a Participant who is a “specified employee” (as defined in Code §409A) of the Company or any of its Affiliates upon the Participant’s Termination shall not be (or begin to be) distributed until six months after the date of the Participant’s Termination (or, if earlier, the date on which the Participant dies). The first payment to be made shall include the cumulative amount, if any, of any amounts that would otherwise have been paid in accordance with the Participant’s Distribution Election Form but for the fact that such amounts could not be paid during such postponement period.

3.    Section 13.08 Right to Set Off is added to the Plan Document as follows:

“13.08    Right of Setoff
The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 13.0, which is allowed by law.”

All other provisions of the Plan document shall remain in full force and in effect as presently written.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer, effective as of the Amendment Effective Date.

    PEOPLES BANCORP INC.

    By:

    Print:________________________________________

    Title:

    Date: ________________________________________